Exhibit 99.1

CHAD PARIS JOINS THE MARCUS CORPORATION AS Corporate Controller and Treasurer

MILWAUKEE, October 21, 2021…The Marcus Corporation  (NYSE: MCS) today announced that Chad Paris has joined the company as corporate controller and treasurer. Paris will report to Douglas A. Neis, executive vice president and chief financial officer of The Marcus Corporation.

Paris brings to the company a strong background in finance and accounting with significant financial transaction experience. Most recently, Paris served as senior vice president and chief financial officer at Jason Group, Inc., formerly Jason Industries, Inc., a Milwaukee-based global manufacturing company. In this role, he led the company’s accounting and reporting, financial planning and analysis, tax, treasury, investor relations and information technology functions. Paris played a critical role in Jason’s corporate financing transactions and strategic portfolio management, including various business acquisitions and divestitures. He started at Jason Industries, Inc. in 2014 as director of external reporting before being promoted to the roles of vice president of investor relations, financial planning and analysis, and vice president finance – Finishing Americas. Earlier in his career, Paris served as audit senior manager for Deloitte & Touche LLP, a global accounting firm and professional services network.

“With over 15 years of financial management and accounting experience, Chad brings a depth of knowledge to The Marcus Corporation and its two divisions. His background in leading finance and accounting teams with a deep focus on business performance will be a strong addition as we grow our leadership team for the future,” said Neis. “We look forward to his insights that will allow The Marcus Corporation to continue its growth and success for years to come.”

Paris holds a Master of Science in management with an emphasis in accounting and a Bachelor of Business Administration in finance and real estate from the University of Wisconsin – Milwaukee. He is also a certified public accountant in the state of Wisconsin.

About the Marcus Corporation

Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,091 screens at 88 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in nine states.  For more information, please visit the company’s website at www.marcuscorp.com.

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